EXHIBIT 99.1

iPASS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

Operating Margin Improves – Further Leverage Expected from Announced Reorganization
Continued Revenue Growth Expected
REDWOOD SHORES, Calif. — November 6, 2007 — iPass Inc. (Nasdaq: IPAS), a global provider of services that unify the management of enterprise mobility, today announced financial results for its third quarter of 2007 ended September 30, 2007.

“iPass had another quarter of solid growth in combined broadband, software and service fee revenues with a 10 percent sequential increase, representing 67 percent of our total revenues,” said Ken Denman, iPass’ Chairman and CEO.  “For the first time our total broadband revenues in the quarter surpassed our dial revenues, a significant achievement for our business.”

In order to continue to improve operating efficiencies, iPass’ Board of Directors approved a restructuring plan to increase focus of sales and marketing efforts on new and existing channel relationships and to continue to leverage iPass’ Bangalore, India facility to further reduce research and development costs.

iPass believes the reorganization will result in the reduction of combined non-stock compensation network operations, research and development, sales and marketing and general and administrative costs by approximately $3 million in the first quarter of 2008.  As part of this restructuring, iPass will begin a reduction in force that will affect a total of approximately 70 people of a global workforce of approximately 570.

“We believe iPass has achieved sufficient momentum in its sales, marketing, research and development operations to undertake this cost-saving reorganization while continuing our revenue growth,” added Denman. “Our strategy of selling through channel partners - including carriers, value added resellers and system integrators - has allowed iPass to establish strong marketing and channel partnerships with industry leaders that we expect will generate highly efficient sales growth.  iPass has made good progress over the past several quarters to reduce costs and streamline operations, and these additional steps are designed to further improve our cost structure, and as a result, will help position iPass to generate operating income and create long-term shareholder value.”

Financial Highlights
(In millions, except per share amounts)

	Q3’07	Q2’07	Q3’06
Total Revenues	$47.7	$47.6	$45.9
Broadband Revenues	$19.6	$17.9	$11.3
Software and Service Fee Revenues	$12.4	$11.4	$9.9
Dial Revenues	$15.7	$18.4	$24.7
Operating loss	$(2.7)	$(3.7)	$(4.7)
Non-GAAP Operating loss	$(0.4)	$(1.1)	$(1.5)
GAAP Net loss	$(1.1)	$(2.3)	$(2.2)
GAAP Diluted EPS (loss)	$(0.02)	$(0.04)	$(0.03)
Non-GAAP Net Income (loss)	$0.4	$(0.1)	$(0.2)
Non-GAAP Diluted EPS (loss)	$0.01	$(0.00)	$(0.00)
Cash and Short Term Investments	$74	$81	$106

Non-GAAP operating loss, non-GAAP net income (loss) and non-GAAP diluted EPS (loss) for each of the periods above excludes FAS 123R stock-based compensation, amortization of intangibles, and restructuring charges.  Non-GAAP net income (loss) and non-GAAP diluted EPS (loss) for each of the periods above also include the related tax effects of the non-GAAP adjustments.  Non-GAAP diluted shares for the three months ended September 30, 2007, for the nine months ended September 30, 2007 and for the nine months ended September 30, 2006 include the effect of dilutive employee stock options and restricted stock awards.

Business and Operational Highlights

	Q3’07	Q2’07	Q3’06
iPassConnect Software Users	1,044,000	1,008,000	981,000
iPass On-Network Users	601,000	635,000	751,000
iPass Off-Network Users	443,000	373,000	230,000
Broadband Users	252,000	235,000	142,000
Dial Users	349,000	400,000	609,000
Broadband Venues	81,000	81,000	65,000
Total Forbes Global 2000 Customers	408	401	364,000

Company Outlook

The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward looking, and actual results may differ materially.

For the quarter ending December 31, 2007, iPass projects revenue of approximately $48 million to $50 million, fully diluted GAAP loss per share of approximately $0.06 to $0.03 and fully diluted non-GAAP earnings per share of approximately $0.00 to $0.03. The difference between the projected fully diluted GAAP loss per share and the projected fully diluted non-GAAP earnings  per share of $0.06 is based on expected FAS 123R stock-based compensation of $1.5 million, expected restructuring charges of approximately $3.5 million and the expected amortization of intangibles of $1.1 million, offset by $2.6  million for the related tax effects of  the non-GAAP adjustments for the fourth quarter of 2007 which, when divided by an expected 64 million fully diluted shares outstanding, results in the $0.06 difference.

Conference Call

iPass will host a public conference call today to discuss this announcement at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). The call will be webcast on iPass’ web site at http://investor.ipass.com, and a replay of the webcast will be available on iPass' web site until iPass reports its fourth quarter and full year 2007 financial results. A taped replay will also be available for two weeks following the date of the call. The dial-in numbers for the replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 63725082.

Cautionary Statements

iPass’ projections of its fourth quarter 2007 financial results under the caption "Company Outlook," its statement that the reorganization will result in the reduction of combined network operations, research and development, sales and marketing and general and administrative costs by approximately $3 million in the first quarter of 2008, and better position iPass to generate operating income and create shareholder value, are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the risk that iPass will not realize the benefits from its reorganization due to the loss of key individuals or expertise, unexpected costs arising from the reorganization, or other reasons unknown to iPass at this time; the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; iPass may not be able to fully realize the benefits it expects from its acquisition of GoRemote due to a variety of factors, including volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G Mobile Data, at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers; and iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects.  Detailed information about potential factors that could affect iPass' business, financial condition and results of operations is included in iPass' Quarterly Report on Form 10-Q under the caption "Factors Affecting Operating Results," in Item 2 of that report, filed with the Securities and Exchange Commission (the "SEC") on August 9, 2007 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss).  iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per share and non-GAAP operating income (loss). Non-GAAP net income (loss) is generally based on the revenues, network access expenses, network operations, research and development, sales and marketing and general and administrative expenses management considers in evaluating the company’s ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding equity plan-related compensation expenses, restructuring charges, amortization of intangible assets, and cumulative effect of change in accounting principle, which are charges and gains which management does not consider reflective of the company’s core operating business. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (FAS 123R). Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Cumulative effect of change in accounting principle consists of a one-time benefit relating to the adoption of FAS 123R. Management does not consider these expenses to be part of core operating performance.

For purposes of comparability across other periods and against other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss) and non-GAAP operating income (loss) are supplemental measures of our performance that are not required by, nor presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss) and non-GAAP operating income (loss) because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) and non-GAAP operating income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP earnings per share as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock-based compensation expense;

b) restructuring charges;

c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions; and

d) cumulative effect on change in accounting principle

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock-based compensation calculated in accordance with FAS 123R constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition.

b) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition;

d) Cumulative effect on change in accounting principle is excluded because it is inconsistent in amount and frequency. iPass analyzes and measures operating results without this charge when evaluating core performance.

e) Income tax expense (benefit) is adjusted in the non-GAAP tax-effected numbers by the amount of additional expense or benefit that the company would accrue if non-GAAP results were used instead of GAAP results in the calculation of tax liability, taking into consideration the company's long-term tax structure.

In the future, the company expects to continue reporting non-GAAP financial measures on a tax-effected basis excluding items described above and the company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in the company’s non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under FAS 123R.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

The reconciliation of non-GAAP financial measures set forth in this press release for the third quarter of 2007 and 2006 is set forth in the financial statements at the end of this press release.

The reconciliation between GAAP and non-GAAP operating income (loss) for the second quarter of 2007 is as follows:

GAAP operating income (loss)	$(3,705)
(a) FAS 123R stock-based compensation	1,767
(b) Restructuring charges	(169)
(c) Amortization of intangibles	1,050
Non-GAAP operating income (loss)	$(1,057)

The reconciliation between GAAP and non-GAAP net income (loss) for the second quarter of 2007 on a tax-effected basis is as follows:

GAAP net income (loss)	$(2,313)
(a) FAS 123R stock-based compensation	1,767
(b) Restructuring charges	(169)
(c) Amortization of intangibles	1,050
(1) Provision for income taxes	(391)
Non-GAAP net income (loss)	$(56)

Reconciliation between GAAP and non-GAAP diluted net income (loss) per share for the second quarter of 2007 on a tax-effected basis is as follows:

GAAP diluted net income (loss) per share	$(0.04)
(a)Per share effect of FAS 123R stock-based compensation, restructuring charges, amortization of intangibles and provision for income taxes	$0.04
Non-GAAP diluted net income (loss) per share	$(0.00)

About iPass Inc.

iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries.  Hundreds of Global 2000 companies rely on iPass services, including General Motors, Nokia, and Reuters. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.

NOTE:  iPass(R) is a registered trademark of iPass Inc.

CONTACT:
Investor Relations
Tim Shanahan
650-232-4260
ir@iPass.com

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$47,736	$45,900	$142,221	$137,554

Operating expenses (a)
Network access	17,396	14,622	50,939	41,384
Network operations	8,686	8,483	25,667	24,045
Research and development	5,589	5,461	16,484	17,155
Sales and marketing	12,316	14,684	39,610	44,737
General and administrative	5,395	5,754	16,213	17,828
Restructuring Charges (b)	13	541	(139)	1,576
Amortization of intangibles (c)	1,050	1,050	3,150	2,921
Total operating expenses	50,445	50,595	151,924	149,646
Operating loss	(2,709)	(4,695)	(9,703)	(12,092)
Other income, net	772	825	2,372	2,815
Loss before income taxes	(1,937)	(3,870)	(7,331)	(9,277)
Benefit from income taxes	(856)	(1,661)	(3,479)	(4,602)
Net loss before cumulative effect of change in accounting principle	$(1,081)	$(2,209)	$(3,852)	$(4,675)
Cumulative effect of change in accounting principle (d)	$-		$-	$(347)
Net loss	$(1,081)	$(2,209)	$(3,852)	$(4,328)

Net loss per share:
Basic	$(0.02)	$(0.03)	$(0.06)	$(0.07)
Diluted	$(0.02)	$(0.03)	$(0.06)	$(0.07)
Number of shares used in per share calculations:
Basic	63,202,356	64,545,003	63,348,342	64,781,704
Diluted	63,202,356	64,545,003	63,348,342	64,781,704
Non-GAAP Diluted Shares	64,248,561	64,545,003	64,509,528	66,927,644

(a) FAS 123(R) stock-based compensation and amortization of deferred stock-based compensation included in the expense line items:
Network operations	$224	$283	$617	$792
Research and development	241	300	842	949
Sales and marketing	326	484	1,095	1,743
General and administrative	492	527	1,693	1,328
Total amortization of stock-based compensation	$1,283	$1,594	$4,247	$4,812

A reconciliation between operating loss on a GAAP basis and non-GAAP operating loss is as follows:
GAAP operating loss	$(2,709)	$(4,695)	$(9,703)	$(12,092)
(a) Amortization of stock-based compensation	1,283	1,594	4,247	4,812
(b) Restructuring charges	13	541	(139)	1,576
(c) Amortization of intangibles	1,050	1,050	3,150	2,921
Non-GAAP operating loss	$(363)	$(1,510)	$(2,445)	$(2,783)

A reconciliation between net loss on a GAAP basis and non-GAAP net income (loss), net of tax effect, is as follows:
GAAP net loss	$(1,081)	$(2,209)	$(3,852)	$(4,328)
(a) Amortization of stock-based compensation	1,283	1,594	4,247	4,812
(b) Restructuring charges	13	541	(139)	1,576
(c) Amortization of intangibles	1,050	1,050	3,150	2,921
(d) Cumulative effect of change in accounting principle	-		-	(347)
(1) Provision for income taxes	(850)	(1,141)	(2,779)	(3,830)
Non-GAAP net income (loss)	$415	$(165)	$627	$804

A reconciliation between diluted net loss per share on a GAAP basis and non-GAAP diluted net income (loss) per share, net of tax effect, is as follows:

GAAP diluted net loss per share	$(0.02)	$(0.03)	$(0.06)	$(0.07)
Per share effect of FAS 123(R) stock-based compensation, amortization of deferred stock-based compensation, restructuring charges, amortization of intangibles, and cumulative effect of change in accounting principle	0.03	0.03	0.07	0.08
Non-GAAP diluted net income (loss) per share	$0.01	$(0.00)	$0.01	$0.01

(1) The estimated non-GAAP effective tax rate was (44)% and (43)% for the three months ended September 30, 2007 and 2006, respectively, and (47)% and (50)% for the nine months ended September 30, 2007 and 2006, respectively, and has been used to adjust the benefit from income taxes for non-GAAP purposes.

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2007	2006

Assets

Current assets:
Cash and cash equivalents	$39,721	$15,492
Short-term investments	34,733	83,708
Accounts receivable, net	37,232	28,579
Prepaid expenses and other current assets	8,486	6,341
Short-term deferred income tax assets	9,283	8,070
Total current assets	129,455	142,190

Property and equipment, net	10,850	10,519
Other assets	5,104	3,344
Long-term deferred income tax assets	14,952	14,952
Acquired intangibles, net	10,555	13,705
Goodwill	78,757	78,757
Total assets	$249,673	$263,467

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$17,134	$14,830
Accrued liabilities	11,813	16,482
Short-term deferred revenue	6,820	5,411
Total current liabilities	35,767	36,723

Long-term deferred revenue	915	1,468
Other long-term liabilities	1,240	1,969
Total liabilities	37,922	40,160

Stockholders' equity:
Common stock	62	63
Additional paid-in capital	242,007	249,800
Accumulated other comprehensive loss	(8)	(98)
Accumulated deficit	(30,310)	(26,458)
Total stockholders' equity	211,751	223,307
Total liabilities and stockholders' equity	$249,673	$263,467